CONFIDENTIAL DRAFT v1 JHS

FOR IMMEDIATE RELEASE

Surna Files Patent for Breakthrough Cannabis Grow-Light Reflector;
Plans “Airstream” New Product Launch in Q4-14

Boulder, Colorado – May      , 2014 – Surna Inc. (OTCQB: SRNA), a company that develops, acquires, produces and sells equipment for the legal marijuana industry with a focus on disruptive technology, today announced it has filed a provisional patent application covering enhancements to its proprietary “Airstream” curved reflectors used in grow lights. The patent covers three of the 14 pieces of intellectual property the Company gained through an acquisition announced March 28.

Surna plans to introduce its “Airstream” reflector in the fourth quarter of 2014 as an integral part of its commercial line of leading-edge cannabis and indoor agriculture equipment. The Airstream is a technological breakthrough designed to enable growers to increase production, ensure uniform growth rates and consistent quality plants, all while conserving energy.

The Airstream provides improved uniform light distribution over plants, with minimal light distribution outside the target area, compared with conventional reflectors. It is designed to enable up to 30 percent more light to hit the plant canopy, compared with some traditional reflectors, and has additional proprietary features that Surna will unveil at launch.

“This week’s patent filing, with several more expected in the weeks and months ahead, reinforces Surna’s position as a leading technology company focused on the legal cannabis and indoor agriculture marketplace,” said Surna Chairman and CEO Tom Bollich. “At commercial scale, we believe the Airstream technology will prove disruptive. It is designed to enable its users to realize a significant increase in yield due to its more efficient light reflective properties. Conversely, it may be used with lower power bulbs to achieve the same production numbers while reducing power consumption as much as 30 percent.

“We are excited for our prototype Airstream reflector beta tests and we anticipate a successful product launch later in 2014. In addition to offering substantial incremental revenue opportunity, the Airstream further positions Surna as the go-to company for competitively priced, high-tech, high-yield commercial cannabis grow technology.”

About Surna Inc.

Led by Tom Bollich, the visionary technologist who co-founded famed gaming company Zynga which ultimately rose to a $10 billion market valuation, Surna’s mission is to acquire intellectual property and scalable operating companies in the nascent, legal marijuana industry with a focus on disruptive technology, equipment and related support services.

The Company represents a pure play on explosive growth in the cannabis industry, while being agnostic as to the escalating proliferation of regulated, commodity cannabis growers & sellers, winners or losers; its business model excludes the production or sale of marijuana. ArcView industry research projects the highly fragmented $2.3 billion US cannabis industry will increase over four-fold to $10.2 billion by 2018.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Relations

Gabe Rodriguez
888-261-6537
erelationsgroup@gmail.com

At the Company

Tae Darnell

VP and General Counsel

(303) 993-5271

tae@surna.com